Exhibit 16.1

December 18, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Opendoor Technologies Inc. under Item 4.01 of its Form 8-K filed December 18, 2020. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on December 18, 2020, effective immediately. We are not in a position to agree or disagree with other statements of Opendoor Technologies Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum llp